Exhibit 99-1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated November 21, 2024 with respect to class A common shares of DallasNews Corporation and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: November 21, 2024	/s/ Denver J. Smith
	Name:	Denver J. Smith
	Title:	Self

Dated: November 21, 2024	/s/ Denver J. Smith
	Name:	CRC Founders Fund, LP
	Title:	Managing Member

Dated: November 21, 2024	/s/ Denver J. Smith
	Name:	Carlson Ridge Capital, LLC
	Title:	Managing Member